UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Aames Investment Corporation

(Exact name of registrant as specified in its charter)

Maryland	34-1981408
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

350 South Grand Avenue, 43rd Floor

Los Angeles, California 90071

(Address of Principal Executive Offices)

Aames Investment Corporation

2004 Equity Incentive Plan

(Full Title of the Plan)

John F. Madden, Jr., Esq.

Executive Vice President, General Counsel and Secretary

Aames Investment Corporation

350 South Grand Avenue, 43rd Floor

Los Angeles, California 90071

(Name and Address of Agent for Service)(Zip Code)

(323) 210-5000

(Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered1	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price2	Amount of Registration Fee
Common Stock, $.01 par value	5,550,000	$9.85	$54,667,500	$6,926.37

1	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of additional shares of Common Stock that may be offered or issued by reason of stock splits, stock dividends or similar transactions.

2	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 based on the average of the high and low prices reported on the New York Stock Exchange on November 12, 2004.

PART II

Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference.

The following documents filed by Aames Investment Corporation (the “Registrant”) with the Securities and Exchange Commission (the “SEC”) are incorporated by reference and made a part of this registration statement:

•	The Registrant’s Prospectus dated November 2, 2004 filed with the SEC pursuant to Rule 424(b) of the Securities Act (Registration No. 333-113890), which includes audited financial statements of the Registrant’s predecessor (Aames Financial Corporation, a Delaware corporation) for the fiscal year ended June 30, 2004, and the financial statements of the Registrant for the period February 27, 2004 (inception) through June 30, 2004.

•	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), since the end of the fiscal year covered by the Registrant’s document referred to in the first bullet point of this Item 3, including the Registrant’s Current Reports on Form 8-K filed on November 3, 2004, November 5, 2004, November 8, 2004 and November 12, 2004.

•	The description of the Registrant’s common stock is incorporated by reference to the section entitled “Description of Aames Investment Common Stock” contained in the Registrant’s Registration Statement on Form S-11 filed with the SEC on March 24, 2004, as amended (File No. 333-113890), which description is also incorporated herein by reference, including any amendment or report filed for the purpose of updating that description.

All documents subsequently filed by Aames pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty which is established by a final judgment and which is material to the cause of action. Our charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Our charter and bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of ours and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in such capacities and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. The charter and bylaws also permit us to indemnify and advance expenses to any individual who served a predecessor of us in any of the capacities described above and any employee or agent of us or our predecessors.

Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he is made, or threatened to be made, a party by reason of his service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Exhibit Description

4.1	2004 Equity Incentive Plan of the Registrant (incorporated by reference to Exhibit 10.1 to Amendment No. 10 to Registration Statement on Form S-11 filed with the Securities and Exchange Commission on October 29, 2004).

5.1	Opinion of Venable LLP

23.1	Consent of Venable LLP (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP

24.1	Power of Attorney (included on the signature page).

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on November 16, 2004.

AAMES INVESTMENT CORPORATION

By:	/s/ JOHN F. MADDEN, JR.
John F. Madden, Jr.
Executive Vice President, General Counsel and Secretary

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints John F. Madden, Jr. as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/S/ JENNE K. BRITELL Jenne K. Britell	Director	November 16 , 2004

/S/ DAVID H. ELLIOTT David H. Elliott	Director	November 16, 2004

/S/ JOHN F. FARRELL, JR. John F. Farrell, Jr.	Director	November 16, 2004

/S/ A. JAY MEYERSON A. Jay Meyerson	President, Chief Executive Officer and Chairman (Principal Executive Officer)	November 16, 2004

/S/ RONALD J. NICOLAS, JR. Ronald J. Nicolas, Jr.	Chief Financial Officer (Principal Financial Officer)	November 16, 2004

/S/ MANI A. SADEGHI Mani A. Sadeghi	Director	November 16, 2004

/S/ ROBERT A. SPASS Robert A. Spass	Director	November 16, 2004

/S/ STEPHEN E. WALL Stephen E. Wall	Director	November 16, 2004

/S/ JON D. VAN DEUREN Jon D. Van Deuren	Chief Accounting Officer (Principal Accounting Officer)	November 16, 2004

EXHIBIT INDEX

Exhibit No.	Exhibit Description

4.1	2004 Equity Incentive Option Plan of the Registrant (incorporated by reference to Exhibit 10.1 to Amendment No. 10 to Registration Statement on Form S-11 filed with the Securities and Exchange Commission on October 29, 2004).

5.1	Opinion of Venable LLP regarding validity of securities.

23.1	Consent of Venable LLP (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP

24.1	Power of Attorney (included on the signature page hereof).